Exhibit 99.1

          iMergent Receives Purported Class Action Lawsuits;
 Company Believes Claims Are Without Merit and Intends Vigorous Defense

    OREM, Utah--(BUSINESS WIRE)--March 9, 2005--iMergent, Inc., (AMEX:IIG) a leading provider of eCommerce and software for small businesses and entrepreneurs, announced today it has been made aware of two complaints with respect to purported shareholder class action lawsuits. The lawsuits were filed against iMergent and certain of its officers and directors in the United States District Court in the District of Utah, Central Division. The complaints allege violations of federal securities laws.
    Jeffery Korn, general counsel of iMergent, stated, "We believe the complaints are without merit and intend to defend these actions vigorously."
    Don Danks, chairman and chief executive officer, said, "As Jeff noted, we will aggressively defend iMergent against these claims, and we do not expect there to be any impact on our ability to continue providing our merchants with top-quality products and services."
    It is normally standard for there to be additional actions filed; the Court will eventually determine which if any of the suits could be used to represent the alleged class.

    About iMergent

    iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business product or idea via the Internet. Headquartered in Orem, Utah the company sells its proprietary StoresOnline software and training services, helping users build a successful Internet strategy to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In addition to software, iMergent offers site development, web hosting, marketing and mentoring products. iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases.

    iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

    Statements made in this press release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of iMergent and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the results of Class Action suits filed; the company's resolution of the Texas proceeding; employees complying with company policy and laws. The company undertakes no obligation to update this forward-looking information.

    CONTACT: iMergent, Inc.
             Rob Lewis, CFO, 801-431-4695
             investor_relations@imergentinc.com
             or
             Lippert/Heilshorn & Assoc.
             David Barnard, 415-433-3777 (Investor Relations)
             David@lhai-sf.com
             Kirsten Chapman, 415-433-3777 (Investor Relations)
             Chenoa Taitt, 212-838-3777 (Media)
             ctaitt@lhai.com